EXHIBIT 10.2

ALLONGE AND AMENDMENT NO. ONE
TO PROMISSORY NOTE

MAKER:                                              TOR Minerals International, Inc.

ORIGINAL PRINCIPAL SUM:          $2,000,000.00

DATE OF NOTE:                                 December 30, 2010

PAYEE:                                               AMERICAN BANK, N.A.

            This is an amendment and allonge to the Promissory Note described above.  The said Promissory Note is hereby amended as follows:

(1)         The unpaid principal balance is $1,147,034.59.

(2)         The interest rate prior to maturity is amended to 5.5% per annum.

(3)         Commencing as of the date of this instrument, this note shall be due and payable in 32 monthly installments, unless sooner paid, the first 31 installments being in the amount of $38,619.59 each, including accrued interest each, and the 32nd  and final installment being in the amount of the balance of principal plus accrued interest then remaining outstanding and unpaid hereon.  The first such installment is due and payable June 1, 2013, and the remaining installments are due and payable in consecutive order on the same day of each and every succeeding month thereafter until all sums hereunder have been paid, the final installment due hereon being due on January 1, 2016 (the "maturity date").  In the event of prepayment, no prepayment of principal shall reduce the amount of installments next coming due, and every prepayment of principal shall be applied in inverse order against the principal last coming due hereunder.

(4)         The loan and Note, as extended, continues to be subject to and governed by a Loan Agreement dated December 30, 2010, as amended.

PAYMENT DEFAULTS/OTHER DEFAULT PROVISIONS:

            (a)  Late Charge for Payment Defaults:  If a regularly scheduled payment due prior to maturity is 10 days or more late, Maker will be charged 5.000% of the regularly scheduled payment.  The late charge shall not apply to payments due at maturity.

            (b)  Annual Interest Rate with Other Default: Maker hereby agrees that, prior to maturity, at the sole option of Payee and upon ten (10) days written notice to Maker, the entire unpaid principal balance of this Note may bear interest at the highest rate permissible under applicable law or 17.50% per annum, whichever is less, during any period(s) in which Maker fails to comply with or to perform any term, obligation, promise or condition, other than a payment default, contained in this Note or any agreement related to and/or securing this Note.  This Paragraph (b) does not apply to payment defaults, such being specifically addressed herein in Paragraph (a) Late Charge for Payment Defaults.

POST MATURITY RATE:

            The Post Maturity Rate on this Note is the maximum rate allowed by applicable law.  Maker will pay interest on all sums due after final maturity, whether by acceleration or otherwise, at that rate, with the exception of any amounts added to the principal balance of this Note based on Payee's payment of insurance premiums, which will continue to accrue interest at the pre-maturity rate.

            Except as so amended, and as such may have been previously amended, said Promissory Note shall remain in full force and effect.

            EXECUTED effective the 1st day of May, 2013.

THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

MAKER: TOR MINERALS INTERNATIONAL, INC		HOLDER: AMERICAN BANK, N.A.

By:	BARBARA RUSSELL	By:	PHILLIP J. RITLEY
	Barbara Russell Chief Financial Officer		Phillip J. Ritley Senior Lending Officer

                                                                                                                                 2